EXHIBIT 99.1



FOR IMMEDIATE RELEASE         CONTACT:     PHIL ARMSTRONG
---------------------                      COMMSCOPE
                                           (828) 323-4848

            COMMSCOPE COMPLETES ACQUISITION OF ALCATEL'S COAXIAL
                              CABLE BUSINESS;
  ACQUISITION ESTABLISHES EUROPEAN BASE OF OPERATIONS, STRENGTHENS GLOBAL
                                OPPORTUNITIES
------------------------------------------------------------------------------

HICKORY, NC -- (JANUARY 4, 1999) - CommScope (NYSE: CTV) announced today that it has completed the acquisition of Alcatel's coaxial cable business in Seneffe, Belgium effective January 1, 1999. With this acquisition, CommScope gains a European base of operations, access to established distribution channels and complementary coaxial cable technologies.

"This acquisition is a natural strategic fit," said Frank M. Drendel, Chairman and CEO of CommScope. "It strengthens our position as the worldwide leader in coaxial cable, enables us to strategically expand in key markets and improves our ability to provide superior customer service. We believe that customers in Europe and around the world will benefit from our combined technologies, manufacturing expertise and scale.

"We're excited about this acquisition because we believe international markets offer outstanding long-term opportunities. The proposed AT&T/TCI merger reaffirms our view that Hybrid Fiber Coaxial (HFC) networks will be a leading worldwide architecture for video, voice and high-speed Internet access.

"We enthusiastically welcome the Seneffe employees as they are expected to play a key role in strengthening our worldwide delivery capability and extending our portfolio of broadband cable products.

"We're also pleased to enhance our ongoing supply partnership with Alcatel. CommScope is expected to supply Alcatel with its future worldwide requirements of CATV coaxial cable for several years," Drendel added.

The acquisition, announced in October 1998, is for Alcatel's coaxial cable business located in Seneffe, Belgium. It is the largest CATV coaxial cable manufacturer in Europe with annual sales of approximately $35 million.

CommScope is the world's largest manufacturer of coaxial cable and is a leading supplier of high-performance telecommunications cable for LAN and other applications.


Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to CommScope's relative market position, effects of establishing European operations and supply partnerships with Alcatel. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to the failure to operate the European facility successfully, developments in technology, pricing and acceptance of CommScope's products, changes in raw material costs, industry competition, international economic conditions, cable television industry capital spending, the proposed AT&T/TCI merger and other factors. The cautionary statements contained in CommScope's Form 10-Q for the quarter ended September 30, 1998 are incorporated herein by reference.


             Visit CommScope at our Web Site--www.commscope.com
                                    ###